Exhibit (e)(32)

FUSION-IO, INC.

Notice to Holders of Options and Restricted Stock Units

July 7, 2014

As you know, Fusion-io, Inc. (the “Fusion-io”) recently entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SanDisk Corporation (“SanDisk”) and Flight Merger Sub, Inc., a wholly-owned subsidiary of SanDisk (the “Merger Sub”).  In accordance with the terms of the Merger Agreement, on June 16, 2014, the Merger Sub launched a cash tender offer (the “Offer”) to purchase all of Fusion-io’s issued and outstanding common stock.  Following the expiration of the Offer, the Merger Sub will to merge with and into Fusion-io, which, if completed, will result in Fusion-io becoming a wholly-owned subsidiary of SanDisk (the “Merger”).

You are receiving this notice (the “Notice”) because you hold options to purchase shares of Fusion-io common stock (“Options”) and/or restricted stock units (“RSUs”).

We would like to inform you about how your Options and/or RSUs will be treated in connection with the Offer and the Merger.  For purposes of this Notice, the term “Offer Closing” means the time immediately after the expiration of the Offer.  Further, the term “Offer Price” means $11.25, an “In-the-Money Option” means an Option with a per share exercise price that is lower than the Offer Price, and an “Out-of-the-Money Option” means an Option that is not an In-the-Money Option.

Assumption of Certain Unvested In-the-Money Options

Q:                                   What will happen to my unvested In-the-Money Options?

A:                                   At the Offer Closing, each of your In-the-Money Options that is unvested, unexpired, unexercised, and outstanding immediately prior to the Offer Closing will be assumed by SanDisk and converted automatically at the Offer Closing into a number of options to purchase shares of SanDisk common stock (the “Assumed Options”) as long as you are an employee of the Company or any subsidiary of the Company as of immediately prior to the Offer Closing (an “Employee”).  If you are not an Employee, each of your In-the-Money Options that is unvested, unexpired, unexercised, and outstanding immediately prior to the Offer Closing will be terminated at the Offer Closing for no consideration.

Q:                                   If my unvested In-the-Money Option becomes an Assumed Option, what changes will take place?

A:                                   Assumed Options generally will continue to be subject to the same terms and conditions, including vesting, set forth in the plan under which your In-the-Money Option was granted and your individual Option agreement, except that:

•                  references to “Fusion-io” in the plans under which your Option was granted and your individual Option agreements will be replaced with references to SanDisk,

•                  the Assumed Options will become options to purchase shares of SanDisk common stock rather than options to purchase shares of Fusion-io common stock, and

•                  the number of shares of SanDisk common stock subject to each Assumed Option and the exercise price of each Assumed Option will be adjusted in a manner designed to preserve the value of your In-the-Money Option, as described below.

Q:                                   How many shares of SanDisk common stock will my Assumed Option cover?

A:                                   Each Assumed Option will be exercisable, subject to the applicable vesting schedule, for the number of shares of SanDisk common stock determined as follows, with the final number rounded down to the nearest whole share:

Shares Subject to Fusion-io Unvested In-the-Money Option x Exchange Ratio

Q:                                   What will the exercise price of my Assumed Option be?

A:                                   Each Assumed Option will have a new exercise price determined as follows, with the final number rounded up to the nearest whole cent:

Exercise Price of Fusion-io Unvested In-the-Money Option/ Exchange Ratio

Q:                                   What is the Exchange Ratio?

A:                                   The Exchange Ratio is a number that is intended to preserve a value of your In-the-Money Options such that the value of your Assumed Options at the Offer Closing will be substantially similar to the value of your In-the-Money Options immediately prior to the Offer Closing.  Under the Merger Agreement, the “Exchange Ratio” equals the Offer Price divided by the “SanDisk Trading Price.”

For this purpose, the SanDisk Trading Price will be the volume weighted average closing price of a share of SanDisk common stock as quoted on the Nasdaq Global Select Market for the ten (10) consecutive trading days ending on the date that is two (2) trading days immediately prior to the Offer Closing.  Because the Exchange Ratio will depend upon the closing prices for a share of SanDisk common stock on the relevant trading days, the exact number of shares of SanDisk common stock that will be subject to your Assumed Options and the exact per share exercise price(s) of your Assumed Options will not be determined until the Offer Closing, or shortly thereafter.

Q:                                   What are the U.S. federal tax consequences of receiving an Assumed Options?

A:                                   In general, U.S. taxpayers receiving Assumed Options will not recognize ordinary income at the time SanDisk assumes your Options.  Instead, if your Assumed Option is a nonqualified stock option, you will recognize ordinary income when you exercise your Assumed Option to the extent the value of the shares issued upon exercise of your Assumed Option exceeds the exercise price you pay.  Any amount recognized as ordinary income will be subject to withholding for income and employment taxes.  If your Assumed Option is an incentive stock option, you generally will not recognize income as a result of the exercise of your Assumed Option, although the amount by which the value of the shares issued upon exercise of your Assumed Option exceeds the exercise price you pay will be treated as an item of adjustment for Alternative Minimum Tax purposes.  However, you may recognize gain at the time of sale or other disposition of the shares of SanDisk common stock acquired upon exercise of your incentive stock option.

You should consult your own tax advisor as to the specific tax implications to you of the Offer or the Merger, as applicable, with respect to your Assumed Options, including the applicability and effect of federal, state, local and foreign tax laws.  Your federal, state, local and foreign tax consequences depend upon your unique circumstances.

Termination of Unvested Out of the Money Options

Q:                                   What will happen to my unvested Out-of-the-Money Options?

A:                                   At the Offer Closing, each of your Out-of-the-Money Options that is unvested, unexpired, unexercised, and outstanding immediately prior to the Offer Closing will be terminated and cancelled on the Offer Closing for no consideration.  Please see the “Vested Out-the-Money Options” Q&As below for additional answers regarding any vested Out-of-the-Money Options you may hold.

Termination and Cash Out of Vested In-the-Money Options

Q:                                   What will happen to my vested In-the-Money Options?

A:                                   If you hold In-the-Money Options that are vested and exercisable immediately before the Offer Closing (the “Vested In-the-Money Options”), your Vested In-the-Money Options will be terminated at the Offer Closing in exchange for a cash payment, to be paid no later than 15 days after the Offer Closing, less applicable tax withholdings and without interest, determined as follows:

Number of Shares Subject to Vested Options x ($11.25 – Per Share Exercise Price)

You do not need to exercise your Vested In-the-Money Options or otherwise pay the exercise price associated with such Vested In-the-Money Options to receive the cash payment.

Q:                                   May I still exercise my vested In-the-Money Options?

A:                                   Yes.  Instead of having your Vested In-the-Money Options terminated and cashed out on the Offer Closing, you may exercise your Vested In-the-Money Options prior to the Offer Closing.  If you exercise your Vested In-the-Money Options prior to the Offer Closing, similar to any other shareholder of Fusion-io, you will have the right to tender your purchased shares in accordance with the terms and conditions of the Offer commenced by Merger Sub on June 23, 2014, in accordance with the terms of the Merger Agreement.  However, if you wish to participate in the Offer, please note that any exercise of outstanding Vested In-the-Money Options should be completed sufficiently in advance of the expiration date of the Offer to assure that you will have sufficient time to comply with the procedures for tendering shares of Fusion-io common stock.  In no event may the exercise of your Vested In-the-Money Options occur later than July 18, 2014. If you fail to exercise your Vested In-the-Money Options and the Offer Closing occurs, your Vested In-the-Money Options will be terminated in exchange for the cash payment described above.

Q:                                   If I decide to timely exercise my Vested In-the-Money Options, what will happen to the shares I receive upon such exercise?

A:                                   If (i) you elect not to tender the shares issued to you upon exercise of your Vested In-the-Money Options or you do not exercise your Vested In-the-Money Options sufficiently in advance of the Offer Closing, (ii) you continue to hold such shares and (iii) the Merger occurs, you will subsequently receive the same amount of cash per share ($11.25 per share) that you would have received had you tendered your shares in the Offer, without any interest being paid on such amount.  For information regarding the Offer, please see the Tender Offer Statement (including the Offer to Purchase and the related exhibits) filed on Schedule TO by SanDisk and Purchaser on June 23, 2014, which is available on the SEC’s internet site (http://www.sec.gov).

Q:                                   What happens if I hold vested In-the-Money Options and I terminate my employment or service with Fusion-io prior to the Offer Closing?

A:                                   If you terminate your employment or service with Fusion-io prior to the Offer Closing and you hold Vested In-the-Money Options, your Vested In-the-Money Options will be treated in accordance with your applicable Option Agreement through the Offer Closing and if your Vested In-the-Money Options remain outstanding on the Offer Closing, they will be treated in the manner described above for Vested In-the-Money Options.  However, if, in accordance with the terms of your Option Agreement, your Vested In-the-Money Options expire or are cancelled prior to the Offer Closing, your Vested In-the-Money Options will no longer be outstanding and you will not be entitled to the cash payment described above or any other rights or benefits.

Q:                                   What are the U.S. federal tax consequences of receiving a cash payment?

A:                                   If you receive a cash payment in exchange for the cancellation of your Vested In-the-Money Options, you will recognize ordinary income in an amount equal to the cash payment at the time the payment is made, regardless of whether your Vested In-the-Money Options were incentive stock options or nonqualified stock options.  The cash payment will be treated as compensation and will therefore be subject to the collection of applicable U.S. federal and state income and employment withholding taxes.

You should consult your own tax advisor as to the specific tax implications to you of the Offer or the Merger, as applicable, with respect to the cash payment, including the applicability and effect of federal, state, local and foreign tax laws.  Your federal, state, local and foreign tax consequences depend upon your unique circumstances.

Q:                                   What are the U.S. federal tax consequences of exercising my vested In-the-Money Options?

A:                                   If you exercise incentive stock options between the date of this Notice and the Offer Closing, your receipt of the cash consideration in connection with the Offer or Merger, as applicable, will be a disqualifying disposition of the shares of Fusion-io common stock underlying the incentive stock option.  Upon the disqualifying disposition, you will recognize ordinary income equal to the excess, if any, of the lesser of (i) the fair market value of the shares of Fusion-io common stock purchased at the time you exercised the incentive stock option less the aggregate exercise price you paid for those shares or (ii) the amount you realize for the shares of Fusion-io common stock disposed of in the Offer or Merger, as applicable, less the aggregate exercise price you paid for those shares.  Such income will not be subject to withholding of applicable U.S. federal and state income and employment withholding taxes. However, such income will be treated as compensation and you will be responsible for paying the resulting applicable U.S. federal and state income taxes.  Any additional gain or loss will generally be short-term capital gain or loss.

To the extent you exercise nonstatutory stock options between the date of this Notice and the Offer Closing, you will recognize ordinary income equal to the excess, if any, of (i) the fair market value of those shares of Fusion-io common stock purchased at the time of exercise over (ii) the aggregate exercise price paid for those shares.  If you were an employee of Fusion-io on the date of your Option grant, such income will constitute wages subject to withholding of applicable federal and state income and employment withholding taxes.  Any additional gain or loss will generally be short-term capital gain or loss.

You should consult your own tax advisor as to the specific tax implications to you of the Offer or the Merger, as applicable, with respect to the exercise of these Vested Options, including the applicability and effect of federal, state, local and foreign tax laws.  Your federal, state, local and foreign tax consequences depend upon your unique circumstances.

Termination of Vested Out-of-the-Money Options

Q:                                   What will happen to my vested Out-of-the-Money Options?

A:                                   Each of your Vested Out-of-the-Money Options that are outstanding at the Offer Closing will be terminated on the Offer Closing for no consideration.

You may elect to exercise your Vested Out-of-the-Money Options prior to July 12, 2014.  Please note that if the exercise price of your Options is greater than $11.25 (the per share consideration payable to holders of Fusion-io common stock in the Offer and the Merger), you will realize no benefit by exercising your Options prior to the Offer Closing.

Assumption of RSUs

Q:                                   What will happen to my outstanding RSUs?

A:                                   At the Offer Closing, each of your RSUs that is outstanding immediately prior to the Offer Closing will be assumed by SanDisk and converted automatically at the Offer Closing into the potential right to receive shares of SanDisk common stock (the “Assumed RSUs”) as long as you are an Employee.  If you are not an Employee, each of your outstanding RSUs that is unvested, unexpired, unexercised, and outstanding immediately prior to the Offer Closing will be terminated for no consideration, except as described below.

Q:                                   If my RSUs become Assumed RSUs, what changes will take place?

A:                                   Assumed RSUs generally will continue to be subject to the same terms and conditions, including vesting, set forth in the plan under which your RSU was granted and your individual RSUs agreement, except that:

•                  references to the “Fusion-io” in the plan under which your RSU was granted and your individual RSU agreement will be replaced with references to SanDisk,

•                  your Assumed RSUs will become RSUs with respect to shares of SanDisk common stock rather than RSUs with respect to shares of Fusion-io common stock, and

•                  the number of shares of SanDisk common stock subject to the Assumed RSUs will be adjusted as described below.

Q:                                   How many shares of SanDisk Common Stock will my Assumed RSU cover?

A:                                   Each Assumed RSU, subject to the applicable vesting schedule, will relate to the number of shares of SanDisk common stock determined as follows, with the number to be rounded down to the nearest whole share:

Shares Subject to Fusion-io RSUs x Exchange Ratio

Q:                                   If my RSU provides for change in control vesting acceleration rights, what will happen to it?

A:                                   If your RSU agreement or other contract with Fusion-io provides for vesting acceleration upon a change in control, your RSUs will fully vest on the Offer Closing, and you will be entitled to receive, with respect to the shares subject to your RSU, the same consideration that a share of Fusion-io will receive upon closing of the Merger.

Q:                                   What are the U.S. federal tax consequences of an Assumed RSU?

A:                                  In general, you will not recognize ordinary income at the time SanDisk assumes your RSUs.  Instead, when your Assumed RSUs vest you will recognize ordinary income when SanDisk delivers shares of SanDisk common stock in settlement of your vested Assumed RSUs.  The amount of ordinary income recognized for U.S. tax purposes will equal the fair market value on the payment date of the shares of SanDisk common stock that you receives with respect to your Assumed RSU.

You should consult your own tax advisor as to the specific tax implications to you of the Offer or the Merger, as applicable, with respect to the Assumed RSUs, including the applicability and effect of federal, state, local and foreign tax laws.  Your federal, state, local and foreign tax consequences depend upon your unique circumstances.

Please submit any questions you have regarding this Notice by e-mail to Fusion-io Stock Administration Team at stockadmin@fusionio.com.

Additional Information and Where to Find It.

This communication is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Fusion-io’s common stock will only be made pursuant to a tender offer statement on schedule TO, including an offer to purchase and other related materials that Flight Merger Sub, Inc., a wholly owned subsidiary of SanDisk Corporation, has filed with the Securities and Exchange Commission on June 16, 2014. In addition, Fusion-io has filed with the Securities and Exchange Commission on June 24, 2014, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  Fusion-io’s stockholders can obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement on Schedule 14D-9 and related materials with respect to the offer, free of charge at the website of the Securities and Exchange Commission at www.sec.gov, from the Information Agent and Dealer Manager named in the tender offer materials or from Flight Merger Sub, Inc.  Fusion-io’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer.

DISCLAIMER UNDER IRS CIRCULAR 230

To comply with IRS rules, you are hereby notified that the foregoing summary was not intended or written in order to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer.  In addition, if the foregoing summary would otherwise be considered a “marketed opinion” under the IRS rules, you are hereby notified that the advice was written to support the promotion or marketing of the transactions or matters addressed by the summary.  The tax consequences of equity awards will vary depending on the specific circumstances of each taxpayer.  Therefore, each taxpayer should seek advice from an independent tax adviser.